Ropes & Gray
                             One International Place
                           Boston, Massachusetts 02110


                                  May 28, 1997



Putnam Master Intermediate Income Trust
One Post Office Square
Boston, Massachusetts  02109

Ladies and Gentlemen:

         We have acted as counsel to Putnam Master Intermediate Income Trust (the "Fund") in connection with the Registration Statement of the Fund on Form N-14 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Fund with Putnam Intermediate Government Income Trust (the "Government Fund"), and the issuance of shares of the Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization between the Fund and the Government Fund (the "Agreement").

         We have examined the Fund's Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston and the Fund's By-Laws, as amended, and are familiar with the actions taken by the Fund's Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

1. The Fund is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. The Shares have been duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid, and nonassessable by the Fund.



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Putnam Master Intermediate
Income Trust                            -2-                        May 28, 1997

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Fund or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

                                                     Very truly yours,

                                                     Ropes & Gray